110 N WACKER DRIVE, CHICAGO, IL 60606 /// 312.960.5000 /// GGP.COM September 19, 2017 Mr. Heath R. Fear [Address] Dear Heath, On behalf GGP Inc., I am pleased to confirm an offer of employment on the terms summarized below: Position: You will be a regular, full-time employee of GGPLP REIT Services, LLC (together, with all of GGP’s subsidiaries and affiliates, the “Company” or “GGP”), based at GGP’s Chicago office. You will report directly to Sandeep Mathrani, GGP’s Chief Executive Officer, and will perform the duties that you have discussed with Sandeep, and such other duties as the Company may from time to time specify. Start Date: You will start working at GGP on November 6, 2017 or such other date acceptable to you and the Company, and your title will be Executive Vice President, Finance. Upon the earlier of (i) the effective date of the formal resignation of the current Chief Financial Officer or (ii) March 1, 2018, your title will become Executive Vice President & Chief Financial Officer. Base salary: Your gross bi-weekly base salary will be $28,846.15 (less taxes and withholdings), which is equivalent to an annual gross salary of $750,000. Incentive Compensation:1 Upon hire, you will be eligible to participate in the Plan. For 2017, your Target Award Opportunity is 80% of your base salary (less taxes and withholdings), which amount shall not be prorated. Effective January 1, 2018, your Target Award Opportunity is 100% of your base salary (less taxes and withholdings). In all cases, eligibility to participate in the Plan does not guarantee that you will receive an Annual Award Payment at all or of any specified amount. Receipt of an Annual Award Payment is based on a combination of your and the Company's performance, other terms and conditions provided for in the Plan, and Board approval. As applicable, the Annual Award Payment Date is determined at the Board’s discretion and takes place no later than March 31 of the year following the Measurement Period. Initial Equity Award: On your first day of employment, the Company shall grant you shares of GGP common stock valued at $1,650,000, less the value of any RPAI equity beneficially owned by you that vests after the date hereof, using the closing price of the Company’s shares on the date of grant (if not a trading day, using the closing price of the immediately preceding trading day), which shall be subject to the terms described below, the terms of the award agreement, and the terms and conditions set forth in the Company’s 2010 Equity Incentive Plan (“Restricted Stock”). Seventy-five percent (75%) of the Restricted Stock shall vest in four equal installments on each of the first four anniversaries of the grant date. The remaining 25% of the Restricted Stock shall be subject to performance metrics to be identified and approved by the Company’s Board of Directors and, if such 1 Capitalized terms used in this section have the same meaning as in the Amended and Restated General Growth Properties, Inc. Incentive Compensation Plan dated May 15, 2014 (the “Plan”).

110 N WACKER DRIVE, CHICAGO, IL 60606 /// 312.960.5000 /// GGP.COM performance goals are achieved, shall vest in four equal installments on each of the first four anniversaries of the grant date. Annual Equity Award: Subject to Board approval, you will be eligible to receive an annual equity award consistent with the current equity plan for senior executives and the terms and conditions set forth in the Company’s 2010 Equity Incentive Plan. Subject to the foregoing, the target grant date value of your 2018 equity award is $1,000,000. Benefits: On your start date, you will be eligible to accrue paid vacation time at the biweekly rate of 6.15 hours up to a maximum accrual cap of 160 hours. In addition to vacation time, you will receive paid company holidays, personal holidays and sick time pursuant to the Company’s current policies. Your award of personal holiday hours and sick time will be prorated based on your month of hire. For more information regarding paid time off, as well as other benefits, including medical, dental, vision, life insurance, disability insurance and 401(k), please review the attached GGP Benefits-at- a-Glance document. No Conflicts: We are extending this offer to you on the condition that you not use, or disclose to GGP, any confidential information of anyone for whom you previously worked, and with the understanding that your employment by the Company will not violate or be restricted by any non- competition or other restrictive covenants or agreements with another party. If this is not the case, please let me know immediately. Non-Cause Termination. If you are terminated without cause at any time during your employment with the Company, provided you sign and do not revoke a separation agreement that will include a full general release of claims in favor of the Company and appropriate restrictive covenants, you will receive a severance payment equal to a full year of your then current base salary, plus a prorated bonus calculated as of the date of termination and based on the most recently received Annual Award Payment. The benefits of this paragraph are intended to be exclusive; no further severance or separation payments shall be due to you pursuant to any other Company policy or program. Pre-Employment and Background Checks and Policies: As you know, this employment offer is contingent upon successful completion of pre-employment reference and background checks as well as the completion of all necessary documents. You will receive an email from CARCO (the Company’s background check vendor) containing a link that will allow you to complete all of your pre-hire/new-hire paperwork and initiate the background check. In addition, GGP may, at its discretion (subject to your consent where required by law) make continued employment subject to completion of background, reference and criminal record checks. You also are required as a condition of your employment to abide by GGP’s policies and procedures (as in effect or amended) throughout your tenure with the Company, including but limited to, the GGP Code of Conduct. Important Documents to Bring on Your First Day: Federal law requires you to demonstrate, and for us to verify, that you are a United States citizen or are authorized to work in the United States. Accordingly, on your start date, please bring with you evidence of your United States citizenship or authorization to work in the United States. Documents typically used for these purposes are a United States passport or a social security card and driver’s license. And, if you would like to enroll in our payroll direct deposit program, please bring in a voided check or deposit slip.

110 N WACKER DRIVE, CHICAGO, IL 60606 /// 312.960.5000 /// GGP.COM At Will Employment: The Company is an at-will employer. This means that you or the Company may end your employment at any time for any reason or no reason. There is no contract of employment between you and the Company; nor are there any guarantees relating to future employment, promotion, salary increases, bonuses, or work location.

110 N WACKER DRIVE, CHICAGO, IL 60606 /// 312.960.5000 /// GGP.COM We would be delighted for you to rejoin the GGP team. To indicate your acceptance of our offer of employment, please sign in the space below and return to me via email no later than September 21, 2017. If you have any questions, please call me at (312) 960-5469. Best regards, /s/ Sandeep Mathrani Sandeep Mathrani Chief Executive Officer I agree to the terms of this written offer letter, which supersede all prior offers, both verbal and written. Agreed and accepted on September 19, 2017: /s/ Heath R. Fear Heath R. Fear